Exhibit 10

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

CASUARINA CAYMAN HOLDINGS LTD.,                     )
a Cayman Islands, British West Indies corporation,  )
and EDGECLIFF HOLDINGS, LLC, a Kentucky             )
limited liability company,                          )
                                                    )
                    Plaintiffs,                     )
                                                    )
            v.                                      )  Civil Action No. ________
                                                    )
LODGIAN, INC., PETER R. TYSON,                      )
JOSEPH C. CALABRO, JOHN M. LANG,                    )
ROBERT S. COLE and RICHARD H. WEINER,               )
                                                    )
                    Defendants.                     )
                                                    )

                        MOTION FOR EXPEDITED PROCEEDINGS

         Plaintiffs Casuarina Cayman Holdings Ltd. ("Casuarina") and Edgecliff Holdings, LLC ("Purchaser"), hereby move the Court, pursuant to Court of Chancery Rules 4, 12, 26, 30 and 34, for an order expediting the proceedings and setting an early trial date in this matter.

                                  INTRODUCTION

         1. Plaintiffs seek to nominate and elect three individuals to the Board of Directors of Lodgian, Inc. ("Lodgian"), as part of their persistent efforts to acquire all of the issued and outstanding shares of Lodgian for a substantial premium. In direct response -- and to prevent Lodgian stockholders from punishing management for presiding over the collapse of Lodgian's share price from over $7-1/8 per share to $3-7/16 in less than a year -- the defendants reduced the size of Lodgian's Board and then reshuffled the incumbent directors, all to limit the number of directors who must stand for reelection at Lodgian's 2000 Annual Meeting. The
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defendants' sole purpose in doing so was to entrench themselves and prevent the ouster of fifty percent of the current Board at the 2000 Annual Meeting.

         2. Lodgian's 2000 Annual Meeting must be held by July 25, 2000 (the 1999 Annual Meeting was held on June 25, 1999). See 8 Del. C.ss. 211. Plaintiffs now seek an expedited trial -- and therefore expedited discovery -- so that the Court can make a final determination prior to the 2000 Annual Meeting and in advance of the time that plaintiffs will need to solicit proxies in favor of their three director nominees. Such expedited treatment is crucial to vindicate stockholders' rights. In the absence of an expedited trial and discovery, the election to be held at the 2000 Annual Meeting will be "prejudicially tainted, would have to be invalidated, and a new election free from tainting influence would have to be held." Packer v. Yanpol, Del. Ch., C.A. No. 1832, slip op. at 28-29, Jacobs, V.C. (Apr. 18, 1986) (Exhibit A hereto).

                               FACTUAL BACKGROUND

                                     Parties

         3. Collectively plaintiffs are the beneficial or record owners of 3,091,800 outstanding shares of Lodgian common stock, representing more than 11% of Lodgian's outstanding shares. Defendant Lodgian is a Delaware corporation engaged in hotel management with its principal place of business in Atlanta, Georgia. The individual defendants are all directors of Lodgian.

                                    The Offer

         4. On October 19, 1999, Casuarina and its affiliates disclosed that they had acquired more than 9% of Lodgian's issued and outstanding shares. Casuarina further disclosed that its principal, Mr. William J. Yung, an experienced and successful hotel builder, owner and

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manager, "may seek representation on the Board of Directors of the Issuer" which
"may involve solicitation of proxies to obtain such representation."

         5. On November 9, 1999, Casuarina and its affiliates disclosed that they had retained a financial advisor, Greenhill & Co., LLC, to assist them in evaluating their strategic alternatives in respect of their investment in Lodgian.

         6. By letter dated November 16, 1999, Casuarina informed Lodgian that it was interested in purchasing all of the issued and outstanding shares of Lodgian for $6.50 per share, entirely in cash, representing a 48% premium to the prevailing market value. Casuarina requested customary due diligence information to verify its valuation of Lodgian. Casuarina reminded the Director Defendants that, in light of their fiduciary responsibilities under Delaware law, they could not "take any steps which would tend to entrench management or tilt the playing field in favor of management."

         7. Instead of embracing the immediate premium to Lodgian's shareholders, by letter dated November 19, 1999, Lodgian rejected Casuarina's overtures, stating that unspecified "terms and conditions" by which Casuarina "proposed to move forward regarding a purchase of the Company were not in the best interests of Lodgian's stockholders and that the price contemplated by Casuarina's offer materially understated the value of Lodgian's business and assets."

         8. By letter dated November 22, 1999, Casuarina responded that its "proposed valuation of $6.50 per share" represented an "approximately 50 percent premium over recent trading levels." Casuarina also stated that "providing us with the information we seek may enable us to increase our valuation above $6.50." Casuarina urged the defendants to

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"reconsider and provide . . . the information necessary" to make a "compelling offer to your shareholders."

         9. By letter dated January 3, 2000, defendant Calabro confirmed that Lodgian had retained Morgan Stanley Dean Witter as its financial advisor to "assist the Company in exploring alternatives to maximize shareholder value." Lodgian, however, demanded as a condition to granting plaintiffs access to customary due diligence materials, that Casuarina (1) sign a standstill agreement to prevent Casuarina from making any offer to Lodgian's stockholders (which Lodgian orally demanded last for one year) and (2) provide "satisfactory evidence" of Casuarina's "ability to finance" an acquisition of Lodgian. Lodgian stated that "[b]ecause you have been unwilling or unable to do either, our Board of Directors has determined that it is not in our shareholders' best interest to provide you with non-public information regarding the Company." Despite Lodgian's sagging share price, defendant Calabro assured that Lodgian "has an excellent long-term strategy that will provide our shareholders with the highest possible value for their investment."

         10. By letter dated January 5, 2000, Casuarina objected to Lodgian's proposed "new conditions" to the "receipt of the customary information [Lodgian] had previously agreed would be provided to us." Casuarina stated that it was "prepared to execute a customary mutual confidentiality agreement as a condition to our receipt of non-public information from Lodgian." Casuarina noted, however, that given its stated intent to acquire Lodgian, Lodgian's request that Casuarina agree to a standstill as a condition to providing non-public information was "neither customary nor appropriate." Notwithstanding this unusual request, Casuarina indicated that "in the interest of moving the process forward," it would "abide by a 30-day standstill." Casuarina

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provided Lodgian with a proposed Confidentiality and Standstill Agreement reflecting those terms.

         11. On January 12, 2000, the defendants shocked the market, unexpectedly announcing -- despite recent assurances that Lodgian had "an excellent long-term strategy that will provide our shareholders with the highest possible value for their investment" -- that Lodgian's 1999 earnings would be 24-28% below consensus analyst estimates and that 2000 earnings would be flat.

         12. By letter dated January 18, 2000, Casuarina informed Lodgian that, despite having been "exceedingly patient," it had been "met with an overwhelming lack of cooperation" in its attempts to obtain customary due diligence information. As a result of the surprise earnings announcement -- and without being afforded access to due diligence materials to verify Casuarina's valuation of Lodgian -- Casuarina stated that it was "no longer willing to offer Lodgian shareholders $6.50 per share in cash." Casuarina urged the defendants to "promptly reconsider" their "refusal to grant us access to the information we have requested."

         13. On March 6, 2000, Purchaser and its affiliates met with representatives of Lodgian and its financial advisor, and proposed to acquire Lodgian at $5.75 per share, subject to customary conditions, all in cash. In addition, to satisfy Lodgian's request that plaintiffs provide evidence of their ability to finance the acquisition of Lodgian, representatives of plaintiffs' financing sources attended the March 6, 2000 meeting and answered all questions regarding the financing. The Director Defendants nonetheless insisted that Purchaser and its affiliates execute a lengthy standstill agreement as a condition to receiving due diligence information. Purchaser responded that it would not sign a lengthy standstill agreement, because if Lodgian rejected

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Purchaser's offer, Purchaser fully intended to seek representation on Lodgian's
Board of Directors by conducting a proxy solicitation.

                              The Board Reshuffling

         14. On March 9, 2000, with Lodgian's 2000 Annual Meeting now on the horizon (the 1999 Annual Meeting was held on June 25, 1999) and just three days after plaintiffs had demonstrated their ability to offer Lodgian's stockholders a substantial premium and indicated their intention to conduct a proxy solicitation and to replace three of Lodgian's directors, defendants reshuffled Lodgian's Board of Directors under the pretext of corporate housekeeping. But the actions were not ordinary housekeeping changes.

         15. Lodgian has a staggered Board of Directors consisting of three classes, with each class of directors serving for three-year terms. Three members of the Board of Directors were subject to reelection at the 2000 Annual Meeting. Specifically, Lodgian's Board was constituted as follows: Class I (term expiring in 2002) included defendant Tyson and one vacant seat; Class II (term expiring in 2000) included Michael Leven and defendants Calabro and Lang; and Class III (term expiring in 2001) included defendant Cole, defendant Weiner and one vacant seat. Thus, at the 2000 Annual Meeting, Lodgian stockholders expected to nominate and elect directors to replace all three Class II directors.

         16. The Director Defendants knew that if Lodgian's stockholders could vote for three directors at the 2000 Annual Meeting, the Director Defendants would likely lose control of Lodgian due to management's poor performance and the substantial premium plaintiffs were willing to offer Lodgian's shareholders.

         17. To entrench themselves at the expense of denying Lodgian's shareholders the right to vote the defendants out of office, the Director Defendants approved a series of

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changes to the structure of Lodgian's Board of Directors. First, defendant
Calabro resigned as a Class II director with a term expiring in 2000 and was immediately appointed to fill a vacancy in Class I, with a term expiring in 2002. Second, the Board of Directors shrank the Board's size from eight to six members, with the result that each class now consisted of only two directors. Realizing that Lodgian's bylaws provided -- inconsistent with Lodgian's Certificate of Incorporation -- that a director "elected to fill a vacancy shall hold office only until the next election of directors by the stockholders," the Director Defendants deleted this bylaw and provided, instead, that "[a]ny director elected by the Board to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected." The purpose and effect of these changes was to insulate defendant Calabro from standing for re-election, a campaign Calabro -- the very individual who had presided as Chairman of Lodgian's Board over the mismanagement of Lodgian and the collapse of Lodgian's share price -- was likely to lose. As a result, Lodgian shareholders now only may nominate and vote for two out of a total of six directors at the 2000 Annual Meeting, whereas previously they were entitled to vote for three out of six directors.

         18. Rather than forthrightly disclose their true entrenchment motives, defendants falsely cited a host of pretexts for the foregoing actions. Defendants stated in their public filings with the Securities and Exchange Commission that the foregoing changes were necessary to comply with Lodgian's Certificate of Incorporation and the rules of the New York Stock Exchange. Notwithstanding that defendants had lived with the prior arrangements while it was convenient to do so in flagrant disregard of the very standards they now sanctimoniously invoke -- arrangements that Lodgian stockholders have relied upon and fully expected would be in place at the 2000 Annual Meeting -- the Director Defendants made these changes in direct

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response to plaintiffs' open challenge to their control of Lodgian when theses arrangements were no longer convenient to them.

         19. In a press release dated March 16, 2000, Lodgian once again astonished the financial markets by disclosing that it would take an unusual $75 million earnings charge -- an item completely omitted from Lodgian's earnings forecasts just weeks earlier -- and would experience an even wider operating loss for 1999. Defendant Cole candidly acknowledged that "1999 was, to say the least, an extremely difficult year for shareholders." Recognizing the "high level of shareholder impatience and frustration with the performance of the Company's share price," Lodgian repeated that it had retained Morgan Stanley Dean Witter "to assist the Company in its evaluation of strategic alternatives to enhance shareholder value," and admitted that it is actively considering "a possible sale of the Company" about which "discussions are taking place." Thus, defendants made clear that Lodgian is up for sale at precisely the time they adopted the foregoing defensive measures.

         20. Lodgian, apparently preparing the financial markets for yet another surprise earnings announcement, disclosed on March 30, 2000, that it was delaying the filing of its 1999 Form 10-K. Kenneth Posner, Executive Vice-President and Chief Financial Officer of Lodgian, stated that "[a]s a consequence of certain accounting issues requiring further review and evaluation by management, including items related to accounting for the Servico/Impac merger, accounting for the impairment of long-lived assets and accounting for intangible assets," Lodgian's audit of its 1999 financial statements would be delayed. Thus, with Lodgian's management unable to turn Lodgian's business around and unable even to file their Annual Report in a timely manner, the only "corporate house-keeping" the defendants deemed necessary or appropriate was a reshuffling of the

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Board of Directors to deny Lodgian stockholders the ability to replace fifty percent of Lodgian's Board at the 2000 Annual Meeting, where the Director Defendants were sure to be held accountable for their failed management of a floundering company.

                                    ARGUMENT

         21. The Court of Chancery Rules grant this Court broad power to order expedited discovery and proceedings. See Ct. Ch. R. 4, 12, 26, 30, 34. Indeed, courts interpreting these rules have held that plaintiffs need only show "some reason justifying departure from the sequence envisioned by the rules to secure expedition." American Stores Co. v. Lucky Stores, Inc., Del. Ch., C.A. No. 9766, slip op. at 4, Allen, C. (Apr. 13, 1988) (Exhibit B hereto).

         22. In the context of a plaintiff seeking expedited proceedings in aid of a motion for preliminary injunction, this Court "traditionally has acted with a certain solicitude for plaintiffs" and "has followed the practice of erring on the side of more [expedited] hearings rather than fewer." Giammargo v. Snapple Beverage Corp., Del. Ch., C.A. No. 13845, slip op. at 6, Allen, C. (Nov. 15,
1994) (emphasis added) (Exhibit C hereto). Accordingly, the Court limits its inquiry into whether the plaintiff "has articulated a sufficiently colorable claim and shown a sufficient possibility of a threatened irreparable injury . .
 .." Id. at 5-6. The Court does not judge the merits or even the legal sufficiency of the complaint. Id. at 5.

         23. Here, plaintiffs do not seek the extraordinary remedy of a preliminary injunction, but rather seek an expedited trial. Under such circumstances, where the Court and the public are not burdened with an extra and purely interim proceeding, the showing plaintiffs are required to meet should be demonstrably less vigorous. See generally Chesapeake Corp. v. Shore, Del. Ch., C.A. No. 17626, slip op. at 50, Strine, V.C. (Feb. 7, 2000) (refusing to schedule

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a preliminary injunction but granting an expedited trial to determine the effects of proposed by-law amendments on an impending shareholder vote) (Exhibit D hereto).

         24. First, there can be no dispute that plaintiffs have pleaded colorable claims sufficient to support the grant of expedited treatment. Plaintiffs have alleged with specificity in the Verified Complaint that the Director Defendants' acts to reduce the Lodgian Board from eight to six members for the primary purpose of denying Lodgian stockholders their expected right to elect fifty percent of the Board at the 2000 Annual Meeting constitutes an attempt to entrench the directors and to unjustifiably interfere with the shareholder vote. These actions violate long-standing and well-recognized principles of Delaware law including the fiduciary duty doctrines set forth in Blasius Industries, Inc. v. Atlas Corp., Del. Ch., 564 A.2d 651 (1988) and Unocal Corp. v. Mesa Petroleum Co., Del. Super., 943 A.2d 946 (1985), and recently reiterated in Chesapeake Corp. v. Shore, Del. Ch., C.A. No. 17626, Strine, V.C. (Feb. 7, 2000).

         25. Second, the Verified Complaint sets forth more than a possibility of threatened irreparable injury. Prior to the unlawful actions of Lodgian and the Director Defendants, Lodgian shareholders had the right to elect at the 2000 Annual Meeting a slate of directors that would constitute fifty percent of the Lodgian board. The Director Defendants have frustrated this right and interfered with the stockholder franchise. This Court has consistently recognized that such interference with stockholder voting rights constitutes irreparable harm. See, e.g., Packer v. Yanpol, Del. Ch., C.A. No. 1832, slip op. at 28-29, Jacobs, V.C. (Apr. 18, 1986) (finding that stock issuance would inflict irreparable harm on stockholders by chilling stockholder vote); Eisenberg v. Chicago Milwaukee Corp., Del. Ch., 537 A.2d 1051, 1062 (1987) (noting that in the disclosure context irreparable harm exists where challenged actions threaten "the shareholders' right to make an informed, uncoerced decision"); see also Bank of

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New York Co. v. Irving Bank Corp., 528 N.Y.S.2d 482, 484 (N.Y. Supr. 1988)
(finding that stockholders would be irreparably harmed by continuing director provision that would defer stockholders from voting for insurgent board of directors). Indeed, were the 2000 Annual Meeting to go forward and the change in the number of directors later found invalid:

         The election would have been prejudicially tainted, would have to be invalidated, and a new election free from tainting influence, would have to be held. A course that might yield such an undesirable result should be avoided if possible.

Packer, slip op. at 28.

         26. Additionally, Lodgian stockholders are suffering irreparable harm because the Lodgian Board's actions deny them the ability to replace half of the Board with directors who would favor consideration of a sale of the company at a premium to shareholders. This Court has held that shareholders' loss of the ability to receive a premium for their stock "alone would be sufficient to constitute irreparable harm." QVC Network, Inc. v. Paramount Communications, Inc., Del. Ch., 635 A.2d 1245, 1273 n.50, aff'd, Del. Supr., 637 A.2d 828 (1993)
(Table). Likewise, plaintiffs' loss of the unique opportunity to acquire Lodgian has been recognized to constitute irreparable injury. See, e.g., Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., Del. Supr., 506 A.2d 173, 184 (1986) (affirming finding of irreparable harm due to the loss of "Pantry Pride's opportunity to bid for Revlon").

         27. In light of the imminent 2000 Annual Meeting and the need for sufficient time for plaintiffs to solicit proxies in advance of that meeting, plaintiffs propose a trial in mid-May, with discovery and briefing preceding it. As set forth in the attached proposed order, plaintiffs seek the ability to accelerate and to abbreviate the periods for responding to discovery and taking depositions. Plaintiffs' counsel will cooperate with defendants' counsel to reasonably accommodate whatever difficulties may arise in responding to the expedited discovery sought.

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                                   CONCLUSION

         Accordingly, plaintiffs respectfully request that the Court enter an order in substantially the form attached hereto expediting proceedings and setting a mid-May trial in this matter.

                                        MORRIS, NICHOLS, ARSHT & TUNNELL


                                        /s/ Alan J. Stone
                                        -------------------------------------
                                        Alan J. Stone
                                        Jessica Zeldin
                                        1201 N. Market Street
                                        P.O. Box 1347
                                        Wilmington, DE  19899
                                        (302) 658-9200
                                        Attorneys for Plaintiffs

OF COUNSEL:

Martin Flumenbaum
Michael C. Keats
Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, NY  10019-6064
(212) 373-3000

April 7, 2000

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                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

CASUARINA CAYMAN HOLDINGS LTD.,                     )
a Cayman Islands, British West Indies corporation,  )
and EDGECLIFF HOLDINGS, LLC, a Kentucky             )
limited liability company,                          )
                                                    )
                    Plaintiffs,                     )
                                                    )
            v.                                      )  Civil Action No. ________
                                                    )
LODGIAN, INC., PETER R. TYSON,                      )
JOSEPH C. CALABRO, JOHN M. LANG,                    )
ROBERT S. COLE and RICHARD H. WEINER,               )
                                                    )
                    Defendants.                     )
                                                    )

                           ORDER EXPEDITING PROCEEDING

         WHEREFORE, plaintiffs having moved for an Order expediting these proceedings, the Court having duly considered the motion and for good cause shown,

         IT IS HEREBY ORDERED this ______ day of April, 2000, that:

         1. Defendants shall answer the Verified Complaint on or before April ___ 2000;

         2. The parties shall respond to any written discovery within five days of service;

         3. The parties shall be permitted to commence depositions, on or after April __, 2000, on three days notice and prior to the time otherwise prescribed in Court of Chancery Rule 30(a);

         4. The parties shall file simultaneous pre-trial briefs on May __, 2000; and
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         5. Trial shall commence on May __, 2000 at __:__ _.m.



                                           --------------------------------
                                                      Chancellor

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